Exhibit (b)(1)

October 9, 2009

Pulmuone Holdings Co., Ltd. (the “Company”)

8th Fl. Rosedale Bldg.

724, Suseo-dong, Gangnam-gu,

Seoul, 135-744, Korea

Attention: Mr. Changha Yoo/Vice President

Credit Facilities

Commitment Letter

Ladies and Gentlemen:

The Korea Development Bank as mandated lead arranger and underwriter (the “Mandated Lead Arranger”) has been advised that the Company (and/or one or more of its affiliates) will set up and capitalize a special purpose company organized under the laws of the State of Delaware (“NewCo,” and together with the Company, the “Borrowers”) which will acquire (the “Acquisition”) up to 100% of the shares in Narnia (“Target”), a corporation organized under the laws of the State of Delaware, from its existing shareholders, by way of tender offer, or otherwise. We understand that the Company and NewCo desire to establish credit facilities described herein (the “Facilities”) consisting of a term loan facility of up to KRW 28 billion and a bridge loan facility of up to US$ 20 million, which will be converted into a term loan facility provided to the surviving entity of merger of Target and NewCo, as set forth in more detail in the term sheets attached hereto as Annex 1 (the “Term Sheets”).

The Mandated Lead Arranger is pleased to confirm to the Company its commitment to fully underwrite and arrange the Facilities, subject to the terms and conditions of this letter and the Term Sheets attached hereto.

1.	Definitions. In this letter:

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London and Seoul.

“Facility Documents” means the definitive facility agreements in respect of the Facilities (collectively the “Facility Agreements”) and related documentation (based on the terms set out in the Term Sheets and this letter) in form and substance satisfactory to the Mandated Lead Arranger.

“Underwriting Documents” means this letter, the Term Sheets, and any other related documents which may be mutually agreed.

Unless a contrary indication appears, a term defined in any Underwriting Document has the same meaning when used in this letter.

2.	Fees, Costs and Expenses

2.1	All fees shall be paid as set out in the Term Sheets or in accordance with the relevant fee letter(s).

2.2	The Borrowers shall promptly on demand pay the Facility Agents and the Mandated Lead Arranger the amount of all reasonable and documented costs and expenses (including reasonable and documented legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of the Facility Documents and the Underwriting Documents, whether or not the Facility Agreements are signed.

3.	Payments

All payments to be made under the Underwriting Documents:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Mandated Lead Arranger notifies to the relevant Borrower;

(b)	shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law or by binding decision of a tax authority or court. If a Tax Deduction is required by law or by binding decision of a tax authority or court to be made by a Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and

(c)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Borrowers shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.

4.	Information

4.1	The Company represents and warrants that:

(a)	any factual information other than information of general economics nature and general industry information provided to the Mandated Lead Arranger by or on behalf of it (the “Information”), taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto);

(b)	any financial projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of assumptions believed by the Company to be reasonable at the time so made available; it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results.

4.2	The representations and warranties set out in paragraph 4.1 are deemed to be made by the Company daily by reference to the facts and circumstances then existing commencing on the date of this letter and continuing until the date the Facility Documents are signed.

4.3	The Company shall immediately notify the Mandated Lead Arranger in writing if any representation and warranty set out in paragraph 4.1 is incorrect or misleading and agrees to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct when made.

5.	Indemnity

5.1

(a)

Whether or not the Facility Documents are signed, the Company shall indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(i)	the use of the proceeds of the Facilities;

(ii)	any Underwriting Document or any Facility Document;

(iii)	the arranging and underwriting of the Facilities; and/or

(iv)	the Acquisition.

(b)	The Company will not be liable under subparagraph (a) above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability is finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

(c)	For the purposes of this paragraph 8:

“Indemnified Person” means the Mandated Lead Arranger, each Facility Agent, each Lender, and in each case, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers, employees and agents.

5.2	The Mandated Lead Arranger shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 5.1.

5.3

(a)	The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, NewCo or any of their respective Affiliates for or in connection with anything referred to in paragraph 5.1 above except, following the Company’s agreement to the Underwriting Documents, for any such cost, expense, loss or liability incurred by the Company that results from any breach by that Indemnified Person of any Underwriting Document or any Facility Document or which is finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of that Indemnified Person.

(b)	Notwithstanding paragraph (a) above, no Indemnified Person shall be responsible or have any liability to the Company, NewCo or any of their respective Affiliates or anyone else for consequential losses or damages arising as a result of a breach by that Indemnified Person of any Underwriting Document.

(c)	No person may settle, compromise, terminate or consent to any judgment, claim, action or proceeding in respect of which indemnification may be sought under the terms of any Underwriting Document except with express consent of the Indemnified Person(s) to which such matter relates unless such settlement, compromise, termination or consent includes an unconditional release of such Indemnified Person(s) from all liability or claims that are the subject matter of such proceeding.

(d)	The Company represents to the Mandated Lead Arranger that:

(i)	it is acting for its own account and it has made its own independent decisions to enter into the transaction contemplated in the Underwriting Documents (the “Transaction”) and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary;

(ii)	it is not relying on any communication (written or oral) from the Mandated Lead Arranger as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction. No communication (written or oral) received from the Mandated Lead Arranger shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(iii)	it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction. It is also capable of assuming, and assumes, the risks of the Transaction; and

(iv)	the Mandated Lead Arranger is not acting as a fiduciary for it in connection with the Transaction.

6.	Confidentiality

The parties hereto acknowledge that the Underwriting Documents are confidential and that they shall not, without the prior written consent of each of the other parties hereto, disclose the Underwriting Documents or their contents to any other person other than their respective Affiliates and the Target except:

(a)	as required by law or regulation or by any applicable governmental or other regulatory authority or by any applicable stock exchange;

(b)	to any rating agency in connection with the Facilities;

(c)	to its employees or professional advisers for the purposes of the Facilities who have been made aware of and agree to be bound by the obligations under this paragraph or are in any event subject to confidentiality obligations as a matter of law or professional practice; and

(d)	the Term Sheets only may be disclosed to any potential Lender in connection with the syndication of the Facilities, who has been made aware of and has agreed to be bound by the confidentiality provisions contemplated in paragraph.

7.	Publicity/Announcements

7.1	All publicity in connection with the Facilities shall be managed by the Mandated Lead Arranger in consultation with the Company.

7.2	No announcements regarding the Facilities or any roles as arranger, underwriter, lender or agent shall be made without the prior consent of the Company and the Mandated Lead Arranger.

8.	Conflicts

8.1	The Company acknowledges that the Mandated Lead Arranger or its Affiliates may provide debt financing, equity capital, advisory or other services (including investment advisory; asset management; research; and securities issuance, trading and brokerage) globally to other persons with whom the Company or its Affiliates may have conflicting interests in respect of the Facilities in this or other transactions, provided that appropriate information barriers and/or Chinese walls are in place.

8.2	The Mandated Lead Arranger reserves the right to employ the services of its Affiliates in providing services contemplated by this letter and to allocate, in whole or in part, to such Affiliates certain fees payable to the Mandated Lead Arranger in such manner as the Mandated Lead Arranger and such Affiliates may agree in their sole discretion. The Company acknowledges that the Mandated Lead Arranger may share with any of its Affiliates, and such Affiliates may share with the Mandated Lead Arranger, any information related to the Transaction, the Company, any of its subsidiaries or any of the matters contemplated hereby in connection with the Transaction; provided that such Affiliates have been made aware of and have agreed to be bound by the obligations under paragraph 6.

8.3	The Mandated Lead Arranger shall not use confidential information obtained from the Company or its Affiliates for the purposes of the Facilities in connection with providing services to other persons (excluding, for the avoidance of doubt, the Company and its Affiliates) or furnish such information to such other persons.

8.4	The Company acknowledges that the Mandated Lead Arranger has no obligation to use any information obtained from another source for the purposes of the Facilities or to furnish such information to the Company or its Affiliates.

9.	Assignments

The Company shall not assign any of its rights or transfer any of its rights or obligations under the Underwriting Documents without the prior written consent of the Mandated Lead Arranger. The Mandated Lead Arranger may assign or transfer any or all of their rights and obligations under this letter to any of their investment grade-rated Affiliates but not otherwise without the consent of the Company.

10.	Termination

10.1	If the Company does not accept the offer made by the Mandated Lead Arranger in this letter before 6:00 pm in Seoul on October 9, 2009, such offer shall terminate on that date.

10.2	The Mandated Lead Arranger may terminate its obligations under this letter with immediate effect by notifying the Company if the Facility Agreements are not executed and delivered by no later than the earlier of (i) the date which is three months after the date of this letter and (ii) the date of expiration or withdrawal of the tender offer (if applicable) and, if extended, the date of expiration or withdrawal of the extended tender offer, unless the Company and the Mandated Lead Arranger have agreed to any later date.

10.3	The Mandated Lead Arranger may terminate its obligations under this letter with immediate effect by notifying the Company if (i) the Company fails or has failed to disclose to the Mandated Lead Arranger information which could be relevant to their decision to arrange or underwrite the Facilities and/or (ii) the Company has breached the material terms of the Underwriting Documents.

11.	Survival

11.1	In the event the Facility Agreements are executed, (i) the Mandated Lead Arranger’s obligations under this letter will be superseded by the provisions of the Facility Agreements, (ii) paragraph 6 (Confidentiality) of this Letter will cease to apply and (iii) to the extent that the Company and NewCo have given an equivalent indemnity in favor of the Indemnified Parties pursuant to the Facility Agreements, the indemnity granted under paragraph 5 (Indemnity) will terminate.

11.2	Paragraphs 2 (Fees, Costs and Expenses), 3 (Payments), 5 (Indemnity), 7 (Publicity/Announcements), 8 (Conflicts) and 12 (Prior Understanding; Amendment) to 15 (Governing Law and Jurisdiction) inclusive shall survive and continue after any termination of the obligations of the Mandated Lead Arranger under the Underwriting Documents and/or the execution of the Facility Agreements (in the case of paragraph 5, subject to paragraph 11.1).

12.	Prior Understandings; Amendment

12.1	The Underwriting Documents supersede any prior oral and/or written understandings or arrangements between the Company and the Mandated Lead Arranger as to arranging and underwriting the Facilities.

12.2	Any provision of an Underwriting Document may only be amended or waived in writing signed by the Company and the Mandated Lead Arranger.

13.	Third Party Rights

13.1	Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right to enforce or to enjoy the benefit of any of its terms.

13.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

14.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

15.	Governing Law and Jurisdiction

15.1	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by Korean law.

15.2	The parties submit to the non-exclusive jurisdiction of the Seoul Central District Court.

[Signature Pages Follow]

Very truly yours,

THE KOREA DEVELOPMENT BANK

By	/S/ YOON TAE KIM
Name:	Yoon Tae Kim
Title:	General Manager

Accepted and agreed:

PULMUONE HOLDINGS CO., LTD.

By	/S/ CHANGHA YOO
Name:	Changha Yoo
Title:	Vice President

CONFIDENTIAL	ANNEX 1

Term Sheets for the Facilities

Tranche A : Up to KRW 28 Billion Term Loan Facility

(the “KRW Facility”)

Borrower	Pulmuone Holdings Co., Ltd.

Lender	The Korea Development Bank(“KDB”)

Target	Narnia (the “Business”)

NewCo	A special purpose company (the “NewCo”) to be established in the U.S.A. by the Pulmuone U.S.A. to acquire the Business (the “Acquisition”) pursuant to relevant acquisition agreements (the “Acquisition Documents”)

Facility Type	Term loan facility (the “KRW Facility”)

Purpose	To finance the equity capital that the Borrower will contribute to the Pulmuone U.S.A. which will establish, and will make capital injection into, the NewCo to acquire the Business

Facility Amount	Up to KRW 28 Billion The Facility Amount is changeable subject to the agreement of the Borrower and the Lender.

Final Maturity Date	3 years from the date on which the drawdown of the entire Facility Amount is made (the “Drawdown Date”) in accordance with the agreement and related documents for the KRW Facility (the “Facility Agreements”).

Repayment	Bullet repayment on the Final Maturity Date

Prepayment Premium	To be determined

Interest Rate

The sum of the Interest Margin and 3-year KDB Bond Rate.

Interest shall be payable in arrears at the end of each Interest Period and shall accrue on the basis of actual number of days elapsed during an Interest Period and a year of 365 days.

Interest Margin	1.80% per annum.

KDB Bond Rate	KDB Bond Rate shall be determined by the Lender on the Dawdown Date of the KRW Facility.

Interest Periods	Three (3) months provided that no Interest Period shall extend beyond the Final Maturity Date.

Commitment Fee

0.30% per annum on the daily un-drawn amount from the date falling 1 year after the Signing Date.

Commitment Fee shall be calculated on the basis of actual number of days elapsed and a year of 365 days.

Business Days	A day (other than Saturday or Sunday) on which banks are open for general business in Seoul.

Facility Status	The KRW Facility will constitute direct, general, unconditional, unsubordinated and unsecured obligation of the Borrower and will rank at least pari passu with all other present and future unsecured and unsubordinated obligations of the Borrower.

Covenants	To be determined.

Conditions Precedent

The conditions precedent to the borrowing will be customary conditions precedent for a facility of this nature, including but not limited to:

(1)    Constitutional documents;

(2)    Board resolutions;

(3)    Execution of the Acquisition Documents by the Borrower and/or its nominee in respect of the acquisition of the Target in form and substance satisfactory to the Lender;

(4)    Establishment of the NewCo.

(5)    The Financing Documents shall have been executed in a form and substance satisfactory to the Lender.

(6)    All requisite governmental or regulatory approvals and third party consents with respect to the Acquisition and the KRW Facility have been obtained.

(7)    Evidence of payment of all fees, costs and expenses then due and payable from the Borrower under the Financing Documents.

(8)    Receipt by the Lender, in form and substance satisfactory to it, of all necessary consents and authorizations.

(9)    Such other documents as may be reasonably requested by the Lender.

Events of Default

Customary events of default for a facility of this nature, including but not limited to:

(1)    non-payment.

(2)    breach of covenants.

(3)    breach of other obligations.

(4)    misrepresentation.

(5)    cross default.

(6)    unsatisfied judgment.

(7)    insolvency and analogous events.

(8)    unlawfulness.

(9)    repudiation.

(10)  breach of laws and/or regulation.

(11)  invalidity of the Acquisition Agreement.

(12)  material adverse change

Taxation	All payments by the Borrower in relation to the KRW Facility shall be made free and clear of any present and future taxes, duties, levies, withholdings or other deductions or charges of whatever nature imposed, assessed, collected, levied or withheld, excluding taxes imposed on overall net income. Any such taxes, levies or deductions will be for the account of the Borrower which will be required to gross-up payments such that the Lenders will receive the same net amount as if no such tax, levy or deduction were to have been levied.

Clear Market	The Borrower shall ensure that there will not, at any time before the drawdown of the KRW Facility, be announced, arranged, underwritten, syndicated, issued, attempted or solicited any other public or private financing in the domestic or international bank or capital markets or otherwise (including any public or private bond issue, placement, note issuance, bilateral or syndicated facility) for the Borrower except with the Lender’s prior written consent.

Material Adverse Change

The Lender shall be under no further obligation to underwrite the KRW Facility on the terms proposed, or at all, if in their reasonable opinion, there has been an event or circumstance (or series thereof) which constitutes a material adverse change in:

(1)    the business, operations, or condition (financial or otherwise) of the Borrower or the Target taken as a whole;

(2)    the domestic and/or international loan, capital or financial market conditions; or

(3)    the political, financial or economic condition of the US and/or Korea.

Governing Law and Jurisdiction	The laws of the Republic of Korea The Seoul Central District Court or any other jurisdiction which prospective lenders may request for any lawsuits, legal action or other proceedings.

Tranche B : Up to USD 20 Million Bridge Loan Facility

(the “Bridge Facility”)

Borrower	NewCo, which is a special purpose company to be established in the U.S.A. by the Pulmuone U.S.A., to acquire the Business (the “Acquisition”)

Guarantor:	Pulmuone Holdings Co., Ltd.

Target	Narnia (the “Business”)

Mandated Lead Arranger (“MLA”)	The Korea Development Bank(“KDB”)

Facility Agent	KDB New York Branch

Lenders	A group of banks and financial institutions to be invited by the MLA

Facility Type	Bridge loan facility (the “Bridge Facility”)

Purpose:	To fund a portion of the acquisition by the Borrower of a shareholding of up to 100% in the Target through a tender offer, subsequent offerings.

Facility Amount	Up to USD 20 Million The Facility Amount is changeable subject to the agreement of the Borrower and the MLA.

Final Maturity Date:

The Bridge Facility will mature on the date (the “Final Maturity Date”) that is the earlier of:

(a) three (3) months after the Drawdown Date (subject to the Extension Option); and

(b) the drawdown of the Term Facility.

Extension Option:	The Borrower may, in its sole discretion provided no default is continuing, extend the Final Maturity Date on not more than 3 occasions, by one month at a time upon written notice to the Facility Agent at least five (5) Business Days prior to the relevant maturity date.

Availability Period

For sixty (60) days from the signing date of the Bridge Facility Agreement (the “Bridge Facility Agreement Date”).

Any undrawn portion of the Bridge Facility shall be automatically cancelled at the end of the Availability Period.

Drawdown

The Bridge Facility shall be available for drawdown during the Availability Period subject to 3 Business Days’ prior written notice to the Facility Agent.

The Facility must be drawn in a single drawing.

Repayment	Bullet repayment on the Final Maturity Date

Prepayment:

Subject to 30 calendar days’ prior written notice to the Facility Agent, the Borrower will be permitted to prepay the Bridge Facility at the end of an Interest Period, in whole or in part and, if in part, in minimum amounts of USD 5 million and in integral multiples of USD 1 million without any prepayment charge or penalty.

Any amount prepaid shall not be reutilized.

Interest Rate	The sum of the Interest Margin and LIBOR. Interest shall be payable in arrears at the end of each Interest Period and shall accrue on the basis of actual number of days elapsed during an Interest Period and a year of 360 days.

Interest Margin	3.90% per annum.

LIBOR	LIBOR shall be determined by the Facility Agent as quoted on the Reuters Screen LIBOR01 page (or its replacement from time to time), at or around 11:00 a.m.(London time) two (2) London Business Days prior to the first day of each Interest Period.

Interest Periods	One (1) month provided that no Interest Period shall extend beyond the Final Maturity Date.

Closing Fee	0.40% flat Closing Fee shall be payable on the earlier of the Drawdown Date and the 15th date from the signing date of the Bridge Facility Agreement

Commitment Fee

0.30% per annum on the daily un-drawn portion of the Bridge Facility Amount from the 30th date from the Bridge Facility Agreement Date and ending on the last day of the Availability Period, payable on the last day of the Availability Period in arrears.

Commitment Fee shall be calculated on the basis of actual number of days elapsed and a year of 360 days.

Facility Agency Fee	USD10,000 p.a. payable annually in advance

Default Interest:	2.0% per annum over the applicable Interest Rate.

Guarantee:	The Guarantor irrevocably and unconditionally guarantees the due and punctual payment of the principal and interest in respect of the Facility and of any other amounts payable by the Borrower under the Facility. As a principal debtor and not merely as surety, the Guarantor undertakes that its obligation constitutes a direct and unconditional obligation, ranking pari passu with other senior and unsecured obligations of the Guarantor.

Business Days	A day (other than Saturday or Sunday) on which banks are open for general business in Seoul, London, and New York

Facility Status	The Facility will constitute direct, general, unconditional, unsubordinated and unsecured obligation of the relevant Borrower and will rank at least pari passu with all other present and future unsecured and unsubordinated obligations of the Borrower.

Representations and Warranties

The Borrower shall make customary representations and warranties for a facility of this nature, (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1)    Corporate status and authority.

(2)    Execution, delivery and performance of the Facility Agreements and related documents (together, the “Financing Documents”).

(3)    No government or regulatory approvals required, other than approvals in effect. No third party consent required for execution, delivery and performance of Financing Documents.

(4)    Due authorization, execution and delivery of the Financing Documents; legality, validity, binding effect and enforceability of the Financing Documents.

(5)    The Pulmuone U.S.A.’s ownership of the NewCo

(6)    Accuracy of financial statements and other information.

(7)    No Material Adverse Change.

(8)    Solvency.

(9)    No action, suit, investigation, litigation or proceeding pending or threatened that could have a material adverse effect.

(10)  Payment of taxes.

(11)  Accurate and complete disclosure.

(12)  Insurance.

(13)  Labor matters.

(14)  Compliance with laws and regulations, including all applicable environmental laws and regulations.

Certain of the representations and warranties (to be agreed and to the extent not covered by covenants) will be repeated on the drawdown date and on each interest payment date.

Financial Covenants	To be determined.

Affirmative Covenants

The Borrower shall agree to customary affirmative covenants for a facility of this nature, (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1)    Delivery of independently audited consolidated financial statements of the Borrower within 150 days of its financial year end and unaudited semi-annual non-consolidated financial statements within 120 days of the first half year end.

(2)    Other reporting requirements, including without limitation compliance certificates on financial covenants, notices of default and litigation, notices of change of authorized signatory and notices of material insurance claims.

(3)    Preservation of corporate existence.

(4)    Compliance with laws (including applicable environmental laws).

(5)    Conduct of business.

(6)    Payment of taxes.

(7)    Payment and/or performance of obligations.

(8)    Maintenance of insurance.

(9)    Access to books and records and visitation and access rights.

(10)  Maintenance of books and records.

(11)  Maintenance of property.

(12)  Obtaining and maintaining authorizations

(13)  Use of proceeds of the Facility

(14)  Implementation of post-closing matters relating to the Acquisition.

(15)  Environmental matter

(16)  Maintenance of ranking of obligations under the Financing Documents.

(17)  Exercise of rights and remedies (including pursuit of claims) under the Acquisition Documents.

Negative Covenants

The Borrower shall agree to customary negative covenants for a facility of this nature, (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1)    Limitations on liens or similar arrangements.

(2)    Limitations on amendment of debt and other material agreements and/or constitutional documents and limitations on amendments to and waivers under the Acquisition Documents (and/or acceptances of additional material disclosures thereunder).

(3)    Limitations on the issuance and sale of capital stock (or securities convertible into capital stock) of the NewCo.

Conditions Precedent

The conditions precedent to the borrowing will be customary conditions precedent for a facility of this nature, including but not limited to:

(1)    Constitutional documents;

(2)    Board resolutions;

(3)    Execution of the Acquisition Documents by the Borrower and /or its nominee in respect of the acquisition of the Target;

(4)    Establishment of the NewCo.

(5)    The Financing Documents shall have been executed in a form and substance satisfactory to the Lenders.

(6)    All requisite governmental or regulatory approvals and third party consents with respect to the Acquisition and the Facility have been obtained.

(7)    Evidence of payment of all fees, costs and expenses then due and payable from the Borrower under the Financing Documents.

(8)    Receipt by the Agent, in form and substance satisfactory to it, of all necessary consents and authorizations.

(9)    Other customary closing conditions, including delivery of legal opinions of Lenders’ and./or Borrower’s counsel and evidence of authority (including without limitation constitutive documents and corporate authorizations).

(10)  Such other documents as may be reasonably requested by the Lenders.

Events of Default

Customary events of default for a facility of this nature, including but not limited to:

(1)    non-payment.

(2)    breach of covenants.

(3)    breach of other obligations.

(4)    misrepresentation.

(5)    cross default.

(6)    unsatisfied judgment.

(7)    insolvency and analogous events.

(8)    unlawfulness.

(9)    repudiation.

(10)  breach of laws and/or regulation.

(11)  invalidity of the Acquisition Agreement.

(12)  material adverse change

Taxation	All payments by the Borrower in relation to the Facility shall be made free and clear of any present and future taxes, duties, levies, withholdings or other deductions or charges of whatever nature imposed, assessed, collected, levied or withheld, excluding taxes imposed on overall net income. Any such taxes, levies or deductions will be for the account of the Borrower which will be required to gross-up payments such that the Lenders will receive the same net amount as if no such tax, levy or deduction were to have been levied.

Transfer by Lenders

A Lender may assign any of its rights or transfer by the novation of any of its rights and obligations to another party without consent of the Borrower to the extent such transfer does not incur any additional obligation or costs to the Borrower.

If as a result of circumstances existing as at the date of assignment by a Lender of its Loans and/or commitments, the Borrower would be obliged to gross-up any payment to the assignee of such Lender for withholding tax, then the entitlement of such assignee to such tax gross-up by reference to such circumstances existing as at the date of assignment (or a continuation of such circumstances) shall be limited to the extent of the assigning Lender’s entitlement (had such assignment not occurred).

Lenders will be permitted to sell participations in loans and commitments without restriction, but without incurring any additional costs or obligations to the Borrower.

Documentation	The availability of the Facility is subject to the execution of documentation in form and content satisfactory to all parties. The documentation will be prepared by the Lenders’ legal counsel and will contain clauses customary in the syndicated loan market including but not limited to conditions precedent, representations and warranties, material adverse change, covenants, negative pledge, undertakings, events of default (including cross default), increased costs, illegality, indemnities, set-off and transferability.

Expenses	The Borrower shall, within [14] Business Days from the date of being requested, pay all costs and expenses (including legal fees and travel, due diligence and out of pocket expenses) reasonably incurred by the MLA or by its affiliates in connection with the preparation, review, negotiation, execution, delivery, modification, amendment or syndication of the Facility, the Financing Documents and other documents relating to the Facility. The Borrower’s obligations under this paragraph shall be effective whether or not the Financing Documents are signed or a Facility is drawn.

Clear Market	The Borrower shall ensure that there will not, at any time before the signing of the Facility Agreements, be announced, arranged, underwritten, syndicated, issued, attempted or solicited any other public or private financing in the domestic or international bank or capital markets or otherwise (including any public or private bond issue, placement, note issuance, bilateral or syndicated facility) for the Borrower except with the MLA’s prior written consent.

Material Adverse Change

The MLA shall be under no further obligation to underwrite or arrange the Facility on the terms proposed, or at all, if in their reasonable opinion, there has been an event or circumstance (or series thereof) which constitutes a material adverse change in:

(1)    the business, operations, or condition (financial or otherwise) of the Borrower or the Target taken as a whole;

(2)    the domestic and/or international loan, capital or financial market conditions; or

(3)    the political, financial or economic condition of the US and/or Korea.

Governing Law and Jurisdiction	The laws of the Republic of Korea[1] The Seoul Central District Court or any other jurisdiction which prospective lenders may request for any lawsuits, legal action or other proceedings.

Tranche C : Up to USD 20 Million Term Loan Facility

(the “Term Facility”)

Borrower	Merger Company of NewCo, which is a special purpose company to be established in the U.S.A. by the Pulmuone U.S.A., to acquire the Business (the “Acquisition”) pursuant to relevant acquisition agreements (the “Acquisition Documents”), and Narnia

Guarantor:	Pulmuone Holdings Co., Ltd.

Target	Narnia (the “Business”)

Mandated Lead Arranger (“MLA”)	The Korea Development Bank (“KDB”)

Facility Agent	KDB New York Branch

Lenders	A group of banks and financial institutions to be invited by the MLA

Facility Type	Transferable term loan facility (the “Term Facility”)

Purpose:	To repay in full the Borrower’s indebtedness to the lenders under the Bridge Facility.

Facility Amount	Up to USD 20 Million The Facility Amount is changeable subject to the agreement of the Borrower and the MLA.

Final Maturity Date:	The 5th anniversary date of the date of the drawdown.

Availability Period	To be determined.

Drawdown

The Term Facility shall be available for drawdown during the Availability Period subject to 3 Business Days’ prior written notice to the Facility Agent.

The Term Facility must be drawn in a single drawing.

Repayment

Bullet repayment of 50% of the principal of the Facility on Final Maturity Date.

Quarterly repayments of 50% of the principal of the Facility in equal instalments, commencing on the interest payment date falling 15 months after the drawdown of the Facility and on each interest payment date thereafter.

Prepayment:

Subject to 30 calendar days’ prior written notice to the Facility Agent, the Borrower will be permitted to prepay the Term Facility at the end of an Interest Period, in whole or in part and, if in part, in minimum amounts of USD 5 million and in integral multiples of USD 1 million without any prepayment charge or penalty.

Any amount prepaid shall not be reutilized.

Interest Rate

The sum of the Interest Margin and LIBOR.

Interest shall be payable in arrears at the end of each Interest Period and shall accrue on the basis of actual number of days elapsed during an Interest Period and a year of 360 days.

Interest Margin	5.20% per annum.

LIBOR	LIBOR shall be determined by the Facility Agent as quoted on the Reuters Screen LIBOR01 page (or its replacement from time to time), at or around 11:00 a.m.(London time) two (2) London Business Days prior to the first day of each Interest Period.

Interest Periods	Three (3) month provided that no Interest Period shall extend beyond the Final Maturity Date.

Closing Fee	1.20% flat Closing Fee shall be payable on the Drawdown Date.

Facility Agency Fee	USD10,000 p.a. payable annually in advance

Default Interest:	2.0% per annum over the applicable Interest Rate.

Guarantee:	The Guarantor irrevocably and unconditionally guarantees the due and punctual payment of the principal and interest in respect of the Facility and of any other amounts payable by the Borrower under the Facility. As a principal debtor and not merely as surety, the Guarantor undertakes that its obligation constitutes a direct and unconditional obligation, ranking pari passu with other senior and unsecured obligations of the Guarantor.

Business Days	A day (other than Saturday or Sunday) on which banks are open for general business in Seoul, London, and New York

Facility Status	The Facility will constitute direct, general, unconditional, unsubordinated and unsecured obligation of the relevant Borrower and will rank at least pari passu with all other present and future unsecured and unsubordinated obligations of the Borrower.

Representations and Warranties

The Borrower shall make customary representations and warranties for a facility of this nature, (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1)    Corporate status and authority.

(2)    Execution, delivery and performance of the Facility Agreements and related documents (together, the “Financing Documents”).

(3)    No government or regulatory approvals required, other than approvals in effect. No third party consent required for execution, delivery and performance of Financing Documents.

(4)    Due authorization, execution and delivery of the Financing Documents; legality, validity, binding effect and enforceability of the Financing Documents.

(5)    The Pulmuone U.S.A.’s ownership of the NewCo.

(6)    Accuracy of financial statements and other information.

(7)    No Material Adverse Change.

(8)    Solvency.

(9)    No action, suit, investigation, litigation or proceeding pending or threatened that could have a material adverse effect.

(10)  Payment of taxes.

(11)  Accurate and complete disclosure.

(12)  Insurance.

(13)  Labor matters.

(14)  Compliance with laws and regulations, including all applicable environmental laws and regulations.

Certain of the representations and warranties (to be agreed and to the extent not covered by covenants) will be repeated on the drawdown date and on each interest payment date.

Financial Covenants	To be determined.

Affirmative Covenants

The Borrower shall agree to customary affirmative covenants for a facility of this nature, (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1)    Delivery of independently audited non-consolidated financial statements of the Borrower within 150 days of its financial year end and un-audited semi-annual non-consolidated financial statements within 120 days of the first half year end.

(2)    Other reporting requirements, including without limitation compliance certificates on financial covenants, notices of default and litigation, notices of change of authorized signatory and notices of material insurance claims.

(3)    Preservation of corporate existence.

(4)    Compliance with laws (including applicable environmental laws).

(5)    Conduct of business.

(6)    Payment of taxes.

(7)    Payment and/or performance of obligations.

(8)    Maintenance of insurance.

(9)    Access to books and records and visitation and access rights.

(10)  Maintenance of books and records.

(11)  Maintenance of property.

(12)  Obtaining and maintaining authorizations.

(13)  Use of proceeds of the Facility.

(14)  Implementation of post-closing matters relating to the Acquisition.

(15)  Environmental matter.

(16)  Maintenance of ranking of obligations under the Financing Documents.

(17)  Exercise of rights and remedies (including pursuit of claims) under the Acquisition Documents.

Negative Covenants

The Borrower shall agree to customary negative covenants for a facility of this nature, (subject to reasonable materiality thresholds and exceptions to be agreed during definitive documentation stage) including but not limited to:

(1)    Limitations on liens or similar arrangements.

(2)    Limitations on mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions.

(3)    Limitations on amendment of debt and other material agreements and/or constitutional documents and limitations on amendments to and waivers under the Acquisition Documents (and/or acceptances of additional material disclosures thereunder).

(4)    Limitations on the issuance and sale of capital stock (or securities convertible into capital stock) and the dividend payments.

(5)    Limitations on the disposal of material assets. However, such disposal shall be permitted if proceeds of such disposal are used towards prepayment of this financing.

Conditions Precedent

The conditions precedent to the borrowing will be customary conditions precedent for a facility of this nature, including but not limited to:

(1)    Constitutional documents.

(2)    Board resolutions.

(3)    Execution of the Acquisition Documents by the Borrower and /or its nominee in respect of the acquisition of the Target.

(4)    Establishment of the NewCo.

(5)    The Financing Documents shall have been executed in a form and substance satisfactory to the Lenders.

(6)    All requisite governmental or regulatory approvals and third party consents with respect to the Acquisition and the Facility have been obtained.

(7)    Evidence of payment of all fees, costs and expenses then due and payable from the Borrower under the Financing Documents.

(8)    Receipt by the Agent, in form and substance satisfactory to it, of all necessary consents and authorizations.

(9)    Other customary closing conditions, including delivery of legal opinions of Lenders’ and/or Borrower’s counsel and evidence of authority (including without limitation constitutive documents and corporate authorizations as well as the legality of debt push down).

(10)  Such other documents as may be reasonably requested by the Lenders.

Events of Default

Customary events of default for a facility of this nature, including but not limited to:

(1)    non-payment.

(2)    breach of covenants.

(3)    breach of other obligations.

(4)    misrepresentation.

(5)    cross default.

(6)    unsatisfied judgment.

(7)    insolvency and analogous events.

(8)    unlawfulness.

(9)    repudiation.

(10)  breach of laws and/or regulation.

(11)  invalidity of the Acquisition Agreement.

(12)  material adverse change.

Taxation	All payments by the Borrower in relation to the Facility shall be made free and clear of any present and future taxes, duties, levies, withholdings or other deductions or charges of whatever nature imposed, assessed, collected, levied or withheld, excluding taxes imposed on overall net income. Any such taxes, levies or deductions will be for the account of the Borrower which will be required to gross-up payments such that the Lenders will receive the same net amount as if no such tax, levy or deduction were to have been levied.

Transfer by Lenders

A Lender may assign any of its rights or transfer by the novation of any of its rights and obligations to another party without consent of the Borrower to the extent such transfer does not incur any additional obligation or costs to the Borrower.

If as a result of circumstances existing as at the date of assignment by a Lender of its Loans and/or commitments, the Borrower would be obliged to gross-up any payment to the assignee of such Lender for withholding tax, then the entitlement of such assignee to such tax gross-up by reference to such circumstances existing as at the date of assignment (or a continuation of such circumstances) shall be limited to the extent of the assigning Lender’s entitlement (had such assignment not occurred).

Lenders will be permitted to sell participations in loans and commitments without restriction, but without incurring any additional costs or obligations to the Borrower.

Documentation	The availability of the Facility is subject to the execution of documentation in form and content satisfactory to all parties. The documentation will be prepared by the Lenders’ legal counsel and will contain clauses customary in the syndicated loan market including but not limited to conditions precedent, representations and warranties, material adverse change, covenants, negative pledge, undertakings, events of default (including cross default), increased costs, illegality, indemnities, set-off and transferability.

Expenses	The Borrower shall, within [14] Business Days from the date of being requested, pay all costs and expenses (including legal fees and travel, due diligence and out of pocket expenses) reasonably incurred by the MLA or by its affiliates in connection with the preparation, review, negotiation, execution, delivery, modification, amendment or syndication of the Facility, the Financing Documents and other documents relating to the Facility. The Borrower’s obligations under this paragraph shall be effective whether or not the Financing Documents are signed or a Facility is drawn.

Clear Market	The Borrower shall ensure that there will not, at any time before the signing of the Facility Agreements, be announced, arranged, underwritten, syndicated, issued, attempted or solicited any other public or private financing in the domestic or international bank or capital markets or otherwise (including any public or private bond issue, placement, note issuance, bilateral or syndicated facility) for the Borrower except with the MLA’s prior written consent.

Material Adverse Change

The MLA shall be under no further obligation to underwrite or arrange the Facility on the terms proposed, or at all, if in their reasonable opinion, there has been an event or circumstance (or series thereof) which constitutes a material adverse change in:

(1)    the business, operations, or condition (financial or otherwise) of the Borrower or the Target taken as a whole;

(2)    the domestic and/or international loan, capital or financial market conditions; or

(3)    the political, financial or economic condition of the US and/or Korea.

Governing Law and Jurisdiction	The laws of the Republic of Korea. The Seoul Central District Court or any other jurisdiction which prospective lenders may request for any lawsuits, legal action or other proceedings.